EXHIBIT 10.55

TERM ASSIGNMENT EVALUATION AGREEMENT

THIS TERM ASSIGNMENT EVALUATION AGREEMENT (this “Agreement”) is dated as of November 26, 2012, by and between Pacific Energy Development Corp., a Nevada corporation (“PEDCO”), and MIE Jurassic Energy Corporation, a Cayman Islands corporation (“MIEJ”).

W I T N E S S E T H:

WHEREAS, Condor Energy Technology LLC (“Condor”), a Nevada limited liability company owned 20% by PEDCO and 80% by MIEJ, entered into that certain Non-Binding Indicative Offer Letter with Berexco LLC, dated April 11, 2012 (the “Offer Letter”), pursuant to which Condor contemplates acquiring certain oil and gas leases and related processed and reprocessed seismic data of Berexco LLC (the “Seller”) with respect to oil and gas interests located in Kansas and Oklahoma (the “Assets,” and the transaction, the “Transaction”);

WHEREAS, subsequent to the execution of the Offer Letter by Seller and Condor, Seller and Condor have negotiated a definitive Agreement for Purchase of Term Assignment (the “Term Assignment”), setting forth the terms and conditions of the Transaction, including, but not limited to:  (i) an aggregate purchase price of $8,648,661.00 (subject to adjustment at closing) (the “Purchase Price”); (ii) the requirement that Condor pay to the Seller a performance deposit equal to $864,866.00 upon execution of the Term Assignment (the “Deposit”); (iii) a sixty (60) day due diligence period (the “Due Diligence Period”) following execution of the Term Assignment; and (iv) closing  of the Transaction fifteen (15) days following the expiration of the Due Diligence Period (the “Closing Date”);

WHEREAS, PEDCO and MIEJ have agreed to equally fund Condor’s payment of the Deposit to the Seller upon execution of the Term Assignment, as well as the due diligence, drafting, and closing-related expenses incurred following execution thereof (“Transaction Expenses”), provided that in the event MIEJ, at its sole discretion, determines not to participate in the Transaction and notifies PEDCO of the same in accordance with the terms of this Agreement, (i) PEDCO shall, within three (3) business days of such notification, deposit into Condor the portion of the Deposit paid to Condor by MIEJ to fund its portion of the Deposit, and within five (5) business days of such notification Condor shall refund to MIEJ the portion of the Deposit paid to Condor to fund MIEJ’s portion of the Deposit paid to the Seller, using the funds deposited by PEDCO for such purpose, (ii) PEDCO shall, within three (3) business days of such notification, deposit into Condor the portion of the Transaction Expenses in excess of $50,000.00 paid to Condor by MIEJ to fund its portion of the Transaction Expenses, and within five (5) business days of such notification Condor shall refund to MIEJ all Transaction Expenses funded by MIEJ in excess of $50,000.00, using the funds deposited by PEDCO for such purpose, (iii) in the event PEDCO determines to proceed with the Transaction, Condor shall wholly transfer and assign the Transaction opportunity to PEDCO, including all attendant obligations, liabilities, rights and Deposits paid, and PEDCO shall close the Transaction outside of Condor;  and (iv) PEDCO agrees to indemnify and hold MIEJ and Condor harmless from any claims Seller might have against either MIEJ or Condor in regard to the Transaction.

WHEREAS, in the event MIEJ elects to participate in the Transaction:  (i) no refund of MIEJ’s payment of 50% of the Deposit or any Transaction Expenses funded by MIEJ shall be made to MIEJ from PEDCO; (ii) the Transaction will be closed through Condor (unless otherwise agreed by the parties as provided below); and (iii) Condor will own the asset to the benefit and obligation of PEDCO and MIEJ each in the amount of 50% of the Assets, and each shall be allocated 50% of the profits, losses, expenses, liabilities and obligations, with respect to the Assets held by Condor, and the Operating Agreement of Condor shall be revised accordingly to reflect the same.

NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and Assignee hereby agree as follows:

1.           Execution of Term Assignment, Funding and Refunding of Deposit and Transaction Expenses.

a. PEDCO and MIEJ each agree that Condor shall execute and deliver the Term Assignment to the Seller, and Condor shall immediately commence due diligence review of the Assets as provided thereunder.
b. No later than one (1) business day following execution of the Term Assignment by Condor and the Seller, each of PEDCO and MIEJ shall wire to Condor’s bank account the amount of $432,433.00 as their respective 50% portions of the Deposit amount due ($432,433.00 each), and within two (2) business days following execution of the Term Assignment, Condor shall wire transfer the full Deposit amount to Seller’s counsel to be held in escrow in accordance with the terms of the Term Assignment.
c. During the Due Diligence Period, each of PEDCO and MIEJ shall equally fund all Transaction Expenses incurred by Condor through loans made directly to Condor in accordance with established processes and procedures.

d. In the event MIEJ participates in the Transaction as set forth in Section 2 below, then:  (i) no refund of MIEJ’s payment of 50% of the Deposit or any Transaction Expenses funded by MIEJ shall be made to MIEJ from PEDCO; (ii) the Transaction will be closed through Condor with Condor owning the Assets; and (iii) PEDCO and MIEJ shall each be allocated 50% of the profits, losses, expenses and liabilities of the Assets, with respect to these Assets held by Condor, and the Operating Agreement of Condor shall be revised accordingly to reflect the same.  Alternatively, if mutually agreed upon by PEDCO, MIEJ and the Seller, the Assets may be acquired through another entity jointly owned by PEDCO and MIEJ, including White Hawk Petroleum, LLC (such entity, an “Alternative Entity”), in which event all terms and provisions of this Agreement applicable to Condor shall apply instead to the Alternative Entity.
e. In the event MIEJ elects not to participate in the Transaction as set forth in Section 2 below, then:  (i) within three (3) business days of PEDCO’s receipt of such non-participation notification, PEDCO shall deposit into Condor the portion of the Transaction Expenses in excess of $50,000.00 paid to Condor by MIEJ to fund its portion of the Transaction Expenses, and within five (5) business days of receipt of such notification Condor shall refund to MIEJ the portion of the Transaction Expenses in excess of $50,000.00 paid to Condor by MIEJ to fund its portion of the Transaction Expenses, using the funds deposited by PEDCO for such purpose; (ii) within three (3) business days of PEDCO’s receipt of such non-participation notification, PEDCO shall deposit into Condor the portion of the Deposit paid to Condor by MIEJ to fund its portion of the Deposit, and within five (5) business days of receipt of such notification Condor shall refund to MIEJ the portion of the Deposit paid to Condor to fund MIEJ’s portion of the Deposit paid to the Seller, using the funds deposited by PEDCO for such purpose, whether or not such Deposit is returned to Condor; and (iii) in the event PEDCO determines to proceed with the Transaction, Condor shall wholly transfer and assign the Transaction opportunity to PEDCO, including all attendant obligations, liabilities, rights and Deposits paid, and PEDCO shall close the Transaction outside of Condor and all loans made into Condor by PEDCO and MIEJ with respect to the contemplated Transaction shall be reversed and unwound accordingly, plus PEDCO will indemnify and hold harmless Condor and MIEJ from all claims Seller might have in regard to the Transaction.

2.           MIEJ Participation in Transaction.

a. For any or no reason, at any time prior to the date that is five (5) business days prior to the scheduled Closing Date, MIEJ may deliver to PEDCO a written notice of its election not to participate in the Transaction (such notice, the “Non-Participation Election”), and the refund and related non-participation provisions set forth in Section 1(e) above shall apply.
b. During the period commencing from the signing and effectiveness of the Term Assignment until the date that is five (5) business days prior to the scheduled Closing Date, PEDCO agrees and acknowledges that MIEJ has the right to elect to participate or not participate in the Transaction.  During this period, for any or no reason, MIEJ may deliver to PEDCO the Non-Participation Election or an election to participate in the Transaction (the “Participation Election”), which Participation Election will bind MIEJ to participate with PEDCO in the Transaction on a 50/50 basis through Condor (or an Alternative Entity as agreed upon by the parties) and the provisions of Section 1(d) above shall apply.

3.           Entire Agreement.  This Agreement, including any exhibits, schedules and other instruments referred to or delivered pursuant hereto or thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  This Agreement may be amended only by a written instrument duly executed by PEDCO and MIEJ.

4.           Counterparts.  This Assignment may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

5.           Governing Law.  This Assignment shall be governed by and construed in accordance with the substantive laws of the State of California without regard to conflicts of law principles.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Term Assignment Evaluation Agreement as of the date first set forth above.

PACIFIC ENERGY DEVELOPMENT CORP.

By:	/s/ Frank C. Ingriselli
Name: Frank C. Ingriselli
Title: President and Chief Executive Officer

MIE JURASSIC ENERGY CORPORATION

By:	/s/ Andrew S. Harper
Name: Andrew S. Harper
Title: Chief Executive Officer